                                                                      Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

The Pension Committee of the Board of Directors
The Brink's Company:

We consent to incorporation by reference in the registration statements (Nos. 333-02219, 333-78633 and 333-70766) on Form S-8 of The Brink's Company of our report dated June 23, 2003, relating to the statements of net assets available for benefits of The Brink's Company 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and related Schedules which report appears in the December 31, 2002 Annual Report on Form 11-K of The Brink's Company 401(k) Plan.




/s/ KPMG LLP
------------
Richmond, Virginia

June 27, 2003